Exhibit 99.1

GPS INDUSTRIES PROVIDES AN UPDATE TO ITS SHAREHOLDERS

Sarasota, Florida (October 20, 2008) GPS Industries, Inc (OTCBB: GPSN) the leading provider of WiFi enabled golf Management systems announced today that it is sending to its shareholders the following update on certain of its activities.

“As you may be aware, GPSI has recently transitioned to a new management team. During the recent adjustment period the company saw a drop in share price, along with a general uncertainty about the future of the company. I am writing this shareholder update to assure you that the company now has a great new management team, along with decreased operating costs, better margins and increased profitability, and a specific plan to achieve dramatic new revenue growth.

A great company begins with great people, and I am pleased to announce that the company’s new management team is now completely in place, starting with myself as the new CEO. Kevin Carpenter is the new V.P. of Sales. And we are finalizing the terms with our new President - COO and CFO. More information about the new management will follow in public press releases, but let me assure you right now, we have great talent in all areas of this company with this new management team.

GPSI’s new management is now focused on a three-fold strategy to achieve profitability. First, we are aggressively decreasing our operating costs by merging our operations into a single new company headquarters located in Sarasota, Florida, while simultaneously downsizing our Vancouver and Austin offices. We feel this consolidation will substantially lower our operating costs, and eliminate redundant and wasteful spending.

Secondly, the company is actively and currently seeking partnerships to pursue growth opportunities in the worldwide direct-to-consumer GPS market. Whereas our products in the past have focused exclusively on business-to-business GPS/WiFi solutions, we are now focused on dramatically expanding our market presence with services and products aimed at the consumer hand-held GPS market. This includes aggressively defending our worldwide patents on golf related GPS applications, including golf related advertising patents covering cart-based and handheld GPS devices. In conjunction with this, we have recently announced lawsuits against ABC Media and Prolink, among others, who we believe are in direct violation of our company’s patents.

The third piece of our strategy is increasing our profit margin. Over the last 100 days, GPSI has worked diligently towards achieving substantial savings on the costs of components, all the way through manufacturing and including installations. This will result in much better overall margins for the company. The results of these savings will start to be shown in the 4th quarter numbers and will be fully in place by 1st quarter 2009.

Lastly, we have doubled our focus on sales, resulting in sales revenue increasing an estimated 100% over 2007. We strongly believe that with the economic credit crisis facing the world today, our finance relationship with Green Tulip will stabilize GPSI and elevate us as the only sound GPS choice in the GPS market place.

Management is confident that GPSI is now heading in the direction of growth and profitability with out new management and new strategy. More details will follow in our press releases and SEC filings. We thank you for your continued support of GPSI, and we believe your confidence in the company will increase decisively in the months to come.”

ABOUT GPS INDUSTRIES, INC.
GPS Industries, Inc. (GPS) develops and markets GPS and WiFi multimedia solutions to enable managers of golf facilities resorts, and residential communications to improve operational efficiencies and generate new revenue streams. The Company’s informer® Management Solutions product line provides integrated software applications and high-resolution cart mounted display panels that vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages to the golfer while enabling the course with state-of-the-art management capabilities such as cart tracking, food and beverage service, and tournament sponsorships. The patented system is seamlessly connected via a high-speed WiFi network that enables the entire facility into a wireless hot spot. GPSI now has an installed base of over 320 active course installations worldwide. For additional information, please visit www.gpsindustries.com.

FORWARD-LOOKING STATEMENTS
Some statements contained in this release may be forward-looking with in the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company’s actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to generate revenues, secure financing, achieve sustained profitability, and other factors as described in the Company’s literature and filing with the Securities and Exchange Commission.

CONTACT:

David Chessler
Chief Executive Officer
604-576-7442
IR@gpsindustries.com